United States securities and exchange commission logo





                     October 6, 2022

       Joe Fisher
       Chief Financial Officer
       NAVIENT CORP
       123 Justison Street
       Wilmington, DE 19801

                                                        Re: NAVIENT CORP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            File No. 001-36228

       Dear Joe Fisher:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance